Exhibit 99.1

KIWIBOX LAUNCHES BETA VERSION OF KIWIBOX 2.0

New site will combine enhanced social networking,
online magazine and member profile features

New York, NY - May 2, 2008 - Magnitude Information Systems, Inc. (Magnitude) (OTC Bulletin Board: MAGY.OB - News) disclosed today the following developments concerning Kiwibox, its primary business unit.

Kiwibox (www.kiwibox.com), the first social networking destination and online magazine where teens produce, discover, and share content while connecting with friends, today launched the beta version of Kiwibox 2.0. The beta site is now available to more than 1.8 million current Kiwibox members, and will run concurrently with the existing Kiwibox.com as additional improvements are implemented. Kiwibox 2.0 beta includes expanded member profile pages, photo sharing, improved friend’s lists, exclusive video streams, and enhanced daily content.

“We’re leveraging the capital investment we received from Magnitude Information Systems to continue building our reputation for providing today’s teens and young adults with personalized content that they enjoy, coupled with social networking functionality,” said Lin Dai, chief executive officer of Kiwibox. “We believe the new site will drive membership growth while increasing our member retention rates.”

Today’s beta launch announcement marks the first stage in the planned re-launch of the Kiwibox.com website. Kiwibox plans to continue implementing additional functionality and services that will significantly improve its members’ experience.

For more information, or to see the beta version of Kiwibox, visit http://beta.kiwibox.com.

About Kiwibox
Founded in 1999, Kiwibox.com is the first social networking destination and online magazine where teens produce, discover, and share content. Kiwibox members are teens in the know who go to Kiwibox to enjoy personalized content and share their interests with peers. With more than 1.8 million registered members, Kiwibox provides one of the largest distribution and marketing channels to connect advertisers with the highly sought after teen audience, in a controlled and interactive environment. For more information, visit www.kiwibox.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

Contacts
Kiwibox.com	Magnitude Information Systems Inc.
Todd Barrish/ Bill McCue	Edward L. Marney,
Dukas Public Relations	President and Chief Executive Officer
212-704-7385	(772) 286-9292
todd@dukaspr.com
bill@dukaspr.com